UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 7, 2005

Innovex, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933

(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, MN	55359

(Address Of Principal Executive Offices)	(Zip Code)

(763) 479-5300

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 3 though 8 are not applicable and therefore omitted.

ITEM 1.01	Entry into a Material Definitive Agreement.
ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          On January 11, 2005, Innovex, Inc. (the “Company”) entered into a financing arrangement with US Federal Credit Union (“US Federal”) pursuant to which the Company borrowed $4,000,000 from US Federal, represented by the Business Note attached hereto at Exhibit 10.1 (the “Note”).  The Note is due February 10, 2010, but may be prepaid at any time without penalty.  Principal amounts under the Note bear interest at a rate of 7% per annum, but in the event of default of the Note, the interest rate will increase to the highest amount allowed under Minnesota law.  The Company is required to make monthly principal and interest payments under the Note of $28,271.17 beginning on February 10, 2005.

          Under a security agreement, the Company has granted US Federal a security interest of up to $7,104,000 in the Company’s Maple Plain and Litchfield facilities pursuant to a Combination Mortgage, Assignment of Rents and Security Agreement attached hereto as Exhibit 10.2 (the “Security Agreement”).  Under the Security Agreement, the Company makes affirmative and negative covenants regarding the security customary for a transaction of this type, including covenants against encumbrances, compliance with laws, payments of taxes and utilities, maintenance of insurance, notices of changes in the mortgaged property, use of the mortgaged property and its preservation, environmental matters and compliance with leases.  The Security Agreement also describes events of default, including failure to pay installments of principal or interest, breach of any covenant or agreement with US Federal, bankruptcy or dissolution, failure to pay taxes and assessments and material adverse changes in the Company’s financial condition.

ITEM 9.01	Financial Statements And Exhibits.

Exhibit No.	Description

10.1	Business Note in the principal amount of $4,000,000 due February 10, 2010 with Innovex, Inc. as maker and US Federal Credit Union as lender.

10.2	Combination Mortgage, Assignment of Rents and Security Agreement dated as of January 10, 2005 made by Innovex, Inc. for the benefit of US Federal Credit Union.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

	By:	/s/ THOMAS PAULSON

Thomas Paulson Senior Vice President and Chief Financial Officer
Date: January 12, 2005